SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2012 (April 20, 2012)

TORCHMARK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-08052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

3700 South Stonebridge Drive, McKinney, Texas 75070

(Address of principal executive offices)

Registrant’s telephone number, including area code: (972) 569-4000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On April 24, 2012, Torchmark Corporation issued a press release announcing its first quarter 2012 financial results. A copy of the press release is incorporated herein by reference and is provided as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information included or incorporated by reference in Item 2.02 of this report (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be set forth by specific reference in such filing.

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 20, 2012, Mark S. McAndrew, Chairman and Chief Executive Officer of Torchmark Corporation, notified the Board of Directors of Torchmark that he would step down from his position as Chief Executive Officer, effective on June 1, 2012. He will continue to serve as Chairman of the Board of Torchmark, also an executive officer position, after June 1, 2012. This change does not involve any disagreement with Torchmark’s operations, policies or practices.

Also, on April 20, 2012, Gary L. Coleman, Executive Vice President and Chief Financial Officer of Torchmark, and Larry M. Hutchison, Executive Vice President and General Counsel of Torchmark, tendered resignations from their respective positions, effective June 1, 2012.

(c) On April 20, 2012, the Board of Directors of Torchmark elected Gary L. Coleman and Larry M. Hutchison as Co-Chief Executive Officers of Torchmark, effective upon Mr. McAndrew’s retirement as Chief Executive Officer on June 1, 2012. Additionally, on April 20, 2012, the Board of Directors elected Frank M. Svoboda as Executive Vice President and Chief Financial Officer of Torchmark, effective June 1, 2012, and R. Brian Mitchell as Executive Vice President and General Counsel of Torchmark, effective June 1, 2012. All such executive officers are elected annually and serve at the pleasure of the Board of Directors of Torchmark.

Mr. Coleman, age 59, has served as Torchmark’s Executive Vice President and Chief Financial Officer and Mr. Hutchison, age 58, has served as Executive Vice President and General Counsel, with both men holding those positions since September 1999. Mr. Svoboda, age 51, has been Vice President and Director of Tax of Torchmark since February 2005. Mr. Mitchell, age 48, has held senior legal positions in Torchmark’s principal insurance subsidiaries, including serving as Senior Vice President of Globe Life And Accident Insurance Company, United American Insurance Company, Liberty National Life Insurance Company and American Income Life Insurance Company since November 2006; General Counsel of each of these subsidiaries since June 2010; and Assistant Secretary of Globe, United American, Liberty National and American Income since March 2011.

There is no arrangement or understanding between Messrs. Coleman, Hutchison, Svoboda or Mitchell and any other persons pursuant to which they were selected to serve in these officer positions at Torchmark. Additionally, there are no familial relationships involving Messrs. Coleman, Hutchison, Svoboda or Mitchell to report under Item 401(d) of Regulation S-K and no related person transactions involving any of them to report pursuant to Item 404(a) of Regulation S-K.

There were no material plans, contracts, or arrangements to which Messrs, Coleman, Hutchison, Svoboda or Mitchell are a party or in which any of them participates which were entered into or materially amended in connection with their respective appointments as Co-Chief Executive Officers, Executive Vice President and Chief Financial Officer, or Executive Vice President and General Counsel nor was any grant or award made to any of them or any modifications of existing grants, awards, plans, contracts or arrangements made for any of them in connection therewith.

Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On April 20, 2012, the Board of Directors of Torchmark adopted amendments to Torchmark’s Amended and Restated By-Laws (as amended the “By-Laws”) to provide that Co-Chief Executive Officers of the Company may be elected by the Board (Article V, Section 1). Certain technical and conforming changes were made to Article II, Section 8; Article III, Sections 3 and 7; Article IV, Section 1 and various sections of Article V in connection with the possible election of Co-Chief Executive Officers. Additionally, Article V of the By-Laws was amended to provide that the Board will elect a Chairman of the Board from among its members and that such Chairman of the Board may be an elected officer of the Company. A description of the office of Vice Chairman of the Board, formerly set out in Article V, was deleted since such office was no longer deemed necessary. Article V of the By-Laws was also amended to explicitly provide that the Chief Executive Officer or any Co-Chief Executive Officer acting alone has the power to sign certificates, contracts, obligations and other instruments on behalf of the Company that are authorized and has general supervision and direction of all officers, employees and agents of the Company other than the Chairman of the Board. Additionally, the requirement that the Secretary of the Company have a written request from two directors in order to call a special meeting of the Board of Directors previously contained in Article III, Section 7 was amended to permit the Secretary to call such a meeting without having received any written requests. Certain other non-substantive technical and conforming changes to Article V of the By-Laws were made in connection with the aforementioned revisions and to ensure consistency with the other provisions of the By-Laws.

Item 9.01 Financial Statement and Exhibits.

(a)	Financial Statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

3.2	Amended and Restated By-Laws of Torchmark Corporation, as amended April 20, 2012.

99.1	Torchmark Corporation Press Release dated April 24, 2012, announcing First Quarter 2012 Earnings.

99.2	Torchmark Corporation Press Release, dated April 24, 2012, announcing Executive Officer Changes.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: April 24, 2012	/s/ Carol A. McCoy
Carol A. McCoy,
Vice President, Associate Counsel and Secretary

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